UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8- K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 11, 2017

SNYDER’S-LANCE, INC.

(Exact Name of Registrant as Specified in Charter)

North Carolina	0- 398	56- 0292920
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
13515 Ballantyne Corporate Place Charlotte, North Carolina 28277 (Address of Principal Executive Offices) Registrant’s telephone number, including area code: (704) 554-1421

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Check the appropriate box below if the Form 8- K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre- commencement communications pursuant to Rule 14d- 2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre- commencement communications pursuant to Rule 13e- 4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 2.02	Results of Operations and Financial Condition.

On April 17, 2017, Snyder’s-Lance Inc. (the “Company”) issued a press release with respect to its preliminary financial results for the first quarter ended April 1, 2017. A copy of the press release is being furnished as Exhibit 99.1 attached hereto and is incorporated herein by reference. The Company also held a conference call and live webcast on April 17, 2017 to discuss its preliminary financial results, which may be accessed via replay telephone or web-based replay as described in the press release. The press release contains forward-looking statements regarding the Company and includes cautionary statements identifying important factors that could cause actual results to differ materially.

The exhibits attached hereto also present measures not derived in accordance with generally accepted accounting principles (“GAAP”). The Company believes these non-GAAP financial measures provide useful information to investors as the measures emphasize core on-going operations and are helpful in comparing past and present operating results. The Company uses these measures to evaluate past performance and prospects for future performance. The presentation of non-GAAP financial measures by the Company should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

The information furnished under this Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it or Exhibit 99.1 be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in a filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of April 11, 2017 (the “Effective Date”), Carl E. Lee, Jr. retired from his positions as President and Chief Executive Officer and a member of the Board of Directors of the Company, as well as from his positions as an officer and/or director of each of the Company’s subsidiaries.

Brian J. Driscoll, age 58 and a member of the Company’s Board of Directors since February 2016, has assumed the responsibilities of interim Chief Executive Officer effective as of April 11, 2017. Mr. Driscoll previously served as President and Chief Executive Officer of Diamond Foods, Inc. (“Diamond”) and was a member of the Diamond board of directors from May 2012 until the Company acquired Diamond in February 2016. Prior to joining Diamond, from June 2010 to March 2012, Mr. Driscoll was Chief Executive Officer of Hostess Brands, which filed for Chapter 11 bankruptcy protection in January 2012. From 2002 to June 2010, he held senior management positions at Kraft Foods, Inc., including as President, Sales, Customer Service and Logistics, Kraft North America from 2007 to June 2010. Mr. Driscoll joined Kraft Foods, Inc. as a result of Kraft’s acquisition of Nabisco, where he worked from 1995 to 2002, first as President of Sales and Integrated Logistics and later as the Senior Vice President, Biscuit Sales and Customer Service. Mr. Driscoll holds a B.S. degree from St. John’s University.

In connection with Mr. Driscoll’s appointment as interim Chief Executive Officer, he entered into an offer letter with the Company on April 11, 2017 (“Driscoll Agreement”) pursuant to which he was named interim Chief Executive Officer. Under the terms of the Driscoll Agreement, Mr. Driscoll will be paid $75,000 per month and is eligible for the Company’s 2017 Annual Performance Incentive Plan for Officers and Key Managers with a target bonus of $890,000, prorated for each day of fiscal year 2017 that he is employed as interim Chief Executive Officer. Additionally, to the extent other bonus programs are made available to the senior executive team, Mr. Driscoll will also be eligible for the maximum bonus percentage opportunity consistent with the other senior executive team members and the criteria for such bonus opportunities will also be consistent with the criteria for such other senior executive team members. Mr. Driscoll will also remain a member of the Company’s Board of Directors and will continue to be treated as in-service for purposes of vesting and exercisability of his outstanding equity awards; however, he will not receive any additional compensation as a non-employee director while he is employed by the Company.

On the 30th day after his appointment, Mr. Driscoll will also be granted equity awards (collectively, the “Equity Award”) comprised of (i) a restricted stock award with a fair market value of $300,000 and (ii) an option award with a Black Scholes value of $300,000 with an exercise price equal to the closing price of the Company’s stock on the grant date. The Equity Award shall be subject to the following terms and conditions: (x) the Equity Award shall vest and become fully exercisable at the end of the sixth month period following the grant date subject to Mr. Driscoll’s continued employment as the interim Chief Executive Officer, (y) upon a Change of Control of the Company or in the event that Mr. Driscoll’s employment is terminated due to death, disability, or by the Company without Cause or by Mr. Driscoll for Good Reason (as such defined terms are defined in the applicable award agreements), the Equity Award will vest and become exercisable in full and will remain exercisable so long as Mr. Driscoll remains a director and for no less than three months thereafter; and (z) the Equity Award will be subject to the terms and conditions of the 2016 Key Employee Incentive Plan and such award agreements as provided by the Compensation Committee of the Company. Additionally, Mr. Driscoll shall (A) have access to the Company-owned apartment in Charlotte, NC or receive a monthly housing stipend of $2,500, less required tax withholdings, (B) be reimbursed for his reasonable travel expenses from his home to Charlotte, NC and be eligible for reimbursement of his reasonable travel and business expenses in accordance with the terms of the Company’s expense reimbursement policy, (C) be reimbursed for his legal fees in connection with the Driscoll Agreement not to exceed $5,000, (D) be provided coverage under the Company’s director and officer liability insurance policy at the Company’s sole expense and indemnification fullest extent permitted by the Company’s organizational documents and applicable law, and (E) be entitled to participate in the Company’s employee benefit plans, including health, dental, disability, life and 401(k) in accordance with the terms and conditions thereof. The Driscoll Agreement will automatically terminate six months from the Effective Date unless both parties agree to extend it.

In connection with his departure, Mr. Lee and the Company entered into a Retirement Agreement and General Release dated April 11, 2017 (the “Lee Agreement”). Mr. Lee has the right, exercisable on or before April 24, 2017, to revoke the Lee Agreement. The Lee Agreement will become effective on April 25, 2017 if Mr. Lee has not previously revoked it.

Pursuant to the terms of the Lee Agreement, Mr. Lee will receive the payments and other benefits to which he would have otherwise been entitled had his employment been terminated without cause under the Executive Severance Agreement, dated January 25, 2012, between Mr. Lee and the Company, as subsequently amended by the Amendment to Executive Severance Agreement dated December 12, 2016 (collectively, the “Executive Severance Agreement”). As a result, Mr. Lee received a payment representing his unpaid base salary, unused vacation pay, unreimbursed business expenses and all other items earned by and owed to Mr. Lee through the Effective Date.

Additionally, in accordance with the terms of the Lee Agreement, Mr. Lee will also receive or be entitled to (i) a total payment of $3,560,000, which is his base salary and target bonus multiplied by two and is payable in 24 monthly installments, commencing on or about the 60th day following the Effective Date; (ii) be eligible for the Company’s 2017 Annual Performance Incentive Plan for Officers and Key Managers, subject to actual performance and paid when paid to other plan participants and prorated for the number of days employed in fiscal 2017, which was 101 days out of 365 days; (iii) be eligible for a prorated portion of his outstanding performance equity awards, subject to the satisfaction of the performance goals and paid when active employees are paid for the same performance awards; (iv) be eligible for awards, if any, owed pursuant to the (A) 2015 long term incentive plan annual grant with a three year performance period payable in 2018 when other active eligible employees are paid, (B) 2016 long term incentive plan annual grant with a three year performance period payable in 2019 when other active eligible employees are paid and (C) 2017 long term incentive plan annual grant with a three year performance period payable in 2020 when other active eligible employees are paid; (v) exercise his outstanding vested options for a period of one year following the Effective Date (or the original expiration date, if earlier), while outstanding unvested equity awards will not be accelerated and will be forfeited and cancelled, except for the 302,867 options he received pursuant to the Executive Retention Agreement dated May 13, 2016, which shall continue to vest in accordance with the current vesting schedule (vesting on May 13, 2019), except for the continuous employment requirement, and shall be exercisable for a period of one year following the vesting date, (vi) indemnification from any claims asserted against Mr. Lee arising out of his prior performance of his duties with the Company and its affiliates to the same extent as the Company indemnifies the Company’s retired officers or directors; (vii) one year of outplacement assistance, not to exceed a value of $89,0000; and (viii) reimbursement of applicable health plan reimbursements for up to three years, subject to the limitations set forth in the Executive Severance Agreement.

The Lee Agreement contains a general release by Mr. Lee of all claims against the Company and its affiliates and a reaffirmation of Mr. Lee’s obligations under the Executive Severance Agreement, including, without limitation, Mr. Lee’s covenant not to compete and not to solicit the Company’s customers or employees, and his confidentiality obligations. Mr. Lee has also agreed to cooperate with the Company for the indefinite future in connection with management transition, licensing issues, pending and potential disputes and other matters relating to the Company’s corporate or professional liabilities.

The descriptions of the Driscoll Agreement and Lee Agreement set forth above are qualified in their entirety by reference to the actual terms of the Driscoll Agreement and Lee Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

On April 17, 2017, the Company issued a press release regarding Mr. Lee’s departure from the Company and Mr. Driscoll’s assumption of the responsibilities of interim Chief Executive Officer. A copy of the press release is attached hereto as Exhibit 99.1. The Company also held a conference call and live webcast on April 17, 2017 to discuss the changes to management, which may be accessed via reply telephone or web-based replay, as described in the press release.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit

10.1	Offer Letter, dated April 11, 2017, by and between Snyder’s-Lance, Inc. and Brian J. Driscoll

10.2	Retirement Agreement and General Release, dated April 11, 2017, by and between Snyder’s-Lance, Inc. and Carl E. Lee, Jr.

99.1	Press Release issued by Snyder’s-Lance, dated April 17, 2017, with respect to CEO Transition and Preliminary First Quarter 2017 Results

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SNYDER’S- LANCE, INC.

Date: April 17, 2017

	By:	/s/ Gail Sharps Myers
Gail Sharps Myers
Senior Vice President, General Counsel and Secretary